UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 1, 2016 (July 1, 2016)
Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
One Caesars Palace Drive
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

720856328

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in a Current Report on Form 8-K filed by Caesars Entertainment Corporation (the “Company”) on April 14, 2016, Mr. Lynn C. Swann, an independent director and a member of the Company’s Audit Committee, Human Resources Committee, Nominating and Corporate Governance Committee and the 162(m) Plan Committee, resigned from the Board of Directors (the “Board”) of the Company effective on June 30, 2016. As a result, commencing on July 1, 2016 and extending until such time that the Company appoints a replacement to fill Mr. Swann’s seat on the Board and on the Audit Committee, the Company will not be in compliance with the Nasdaq Stock Market’s (“Nasdaq”) audit committee requirements. Under Nasdaq Listing Rule 5605(c)(2)(A), the audit committee must be comprised of at least three independent directors. As of the effective time of Mr. Swann’s resignation, the Audit Committee will be comprised of two directors, each of whom are independent under the Nasdaq Listing Rules.

On July 1, 2016, the Company provided formal notice to Nasdaq indicating that, effective on July 1, 2016, the Company would not be in compliance with Nasdaq’s audit committee requirements as set forth in Nasdaq Listing Rule 5605(c)(2)(A). Pursuant to Nasdaq Listing Rule 5605(c)(4)(A), the Company is given a cure period during which it is required to regain compliance with this listing rule. Under the listing rule, the Company has until the earlier of the Company’s next annual stockholders’ meeting or July 1, 2017. The Company expects to receive formal notification from Nasdaq regarding this failure to satisfy continued listing rules during the next few weeks.

The Nominating and Corporate Governance Committee of the Company’s Board has commenced the process of identifying a qualified independent director candidate to fill Mr. Swann’s seat on the Board and the Audit Committee. The Company expects to fill the vacancy created by Mr. Swann’s departure within the time period provided under Rule 5605(c)(4)(A).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2016	CAESARS ENTERTAINMENT CORPORATION

By: /s/ Scott E. Wiegand
Scott E. Wiegand
Senior Vice President, Deputy General Counsel and
Corporate Secretary